FUND ADMINISTRATION AGREEMENT BETWEEN
                          TEMPLETON INSTITUTIONAL FUNDS
                                       AND
                        FRANKLIN TEMPLETON SERVICES, LLC

                  AGREEMENT dated as of October 17, 2006, between Templeton Institutional Funds (the "Investment Company"), an investment company registered under the Investment Company Act of 1940 ("1940 Act"), on behalf of Foreign Smaller Companies Series (the "Fund"), a separate series of the Investment Company, and Franklin Templeton Services, LLC ("FTS" or "Administrator").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

         (1) The Administrator agrees, during the life of this Agreement, to provide the following services to the Fund:

              (a) providing office space, telephone, office equipment and supplies for the Fund;

              (b) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

              (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

              (d) supervising preparation of periodic reports to shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual shareholders when asked to do so by the Fund's shareholder servicing agent or other agents of the Fund;

              (e) coordinating the daily pricing of the Fund's investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data; and coordinating trade settlements;

              (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

              (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the 1940 Act and the rules and regulations thereunder, and under other applicable state and federal laws; and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

              (h) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, as amended, and other applicable tax laws and regulations;

              (i) monitoring the Fund's compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company's Board of Trustees ("Board") or by the Fund's investment manager and applicable to the Fund;

              (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities;

              (k) preparing and filing regulatory reports, including without limitation Forms N-1A and N-SAR, proxy statements, information statements and U.S. and foreign ownership reports; and

         (l) providing support services incidental to carrying out these duties.

         Nothing in this Agreement shall obligate the Investment Company or any Fund to pay any compensation to the officers of the Investment Company. Nothing in this Agreement shall obligate FTS to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

         (2) The Investment Company agrees, during the life of this Agreement, to pay to FTS as compensation for the foregoing a monthly fee equal on an annual basis to 0.20% of the Fund's average daily net assets, payable at the end of each calendar month.

         From time to time, FTS may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. FTS shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Fund's expenses, as if such waiver or limitation were fully set forth herein.

         (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of the Investment Company.

         (4) This Agreement may be terminated by the Investment Company at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Investment Company shall be directed or approved by the vote of a majority of the Board of the Investment Company in office at the time or by the vote of a majority of the outstanding voting securities of the Investment Company (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940
Act).

         (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of FTS, or of reckless disregard of its duties and obligations hereunder, FTS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN TEMPLETON SERVICES, LLC



By: /s/JIMMY D. GAMBILL
  --------------------------------------------------
     Jimmy D. Gambill
     President


TEMPLETON INSTITUTIONAL FUNDS



By: /s/DAVID P. GOSS
   --------------------------------------------------
     David P. Goss
     Vice President and Assistant Secretary